Exhibit 5

Peter C. Underwood Vice President, General Counsel and Secretary

August 12, 2011

Regal Beloit Corporation 200 State Street Beloit, Wisconsin 53511

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Regal Beloit Corporation, a Wisconsin corporation (the “Company”), and in that capacity I have acted as counsel to the Company in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 500,000 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), that may be issued pursuant to the Regal Beloit Corporation Retirement Savings Plan (the “Plan”).

As counsel to the Company, I have examined: (i) the Registration Statement; (ii) the Plan and related documents; (iii) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of Common Stock pursuant thereto; (iv) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; and (v) such other corporate proceedings, documents and records as I have deemed necessary or appropriate to enable us to render this opinion.

Based on the foregoing, I am of the opinion that the shares of Common Stock covered by the Registration Statement that constitute shares newly issued by and purchased directly from the Company, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.

With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

I consent to the use of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

    Very truly yours,

                           /s/ Peter C. Underwood
   Peter C. Underwood

Corporate Office  •  200 State Street  •  Beloit, WI 53511-6254  •  608-364-8800  •  Fax 608-364-8818  •  www.regal-beloit.com